FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	James Anderson, 312-822-7757
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2019 RESULTS

•	Q4 NET INCOME OF $273M, $1.00 PER SHARE; FULL YEAR 2019 OF $1 BILLION, $3.67 PER SHARE

•	Q4 CORE INCOME OF $265M, $0.97 PER SHARE; FULL YEAR 2019 OF $979M, $$3.59 PER SHARE

•	Q4 P&C COMBINED RATIO OF 95.6%; Q4 P&C UNDERLYING COMBINED RATIO OF 94.9%

•	FULL YEAR 2019 P&C UNDERLYING COMBINED RATIO OF 94.8% VS 95.4% FULL YEAR 2018

•	P&C NET WRITTEN PREMIUM GROWTH OF 5% IN Q4 & FULL YEAR 2019

•	INCREASED QUARTERLY DIVIDEND TO $0.37 PER SHARE

•	SPECIAL DIVIDEND OF $2.00 PER SHARE
CHICAGO, February 10, 2020 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2019 net income of $273 million, or $1.00 per share, and core income of $265 million, or $0.97 per share. Net income for the full year 2019 was $1.0 billion, or $3.67 per share, and core income was $979 million, or $3.59 per share. Property & Casualty Operations combined ratio for the fourth quarter was 95.6% and the underlying combined ratio was 94.9%. Net investment income, after tax, was $443 million for the fourth quarter of 2019, including $56 million from limited partnership and common stock investments.
Excluding third party captives, Property & Casualty Operations generated gross written premium growth of 8% and net written premium growth of 6% for the fourth quarter of 2019.
Our Life & Group and Corporate & Other segments produced core losses for the fourth quarter of 2019 of $(4) million and $(68) million, respectively, with the latter driven by a $48 million after-tax non-economic charge related to asbestos and environmental pollution.
CNA Financial declared a quarterly dividend of $0.37 per share and a special dividend of $2.00 per share, payable March 12, 2020 to stockholders of record on February 24, 2020.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2019	2018	2019	2018
Net income (loss)	$273	$(84)	$1,000	$813
Core income (loss) (a)	265	(23)	979	845

Net income (loss) per diluted share	$1.00	$(0.31)	$3.67	$2.98
Core income (loss) per diluted share	0.97	(0.08)	3.59	3.10

	December 31, 2019	December 31, 2018
Book value per share	$45.00	$41.32
Book value per share excluding AOCI	44.81	44.55

(a)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“Our fourth quarter results reflect a strong underwriting quarter in line with a strong underwriting year in which our underlying combined ratio improved for the third consecutive year to 94.9%,” said Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation.  “With fourth quarter premium rates increasing to 7% and gross premiums increasing to 8%, CNA is well positioned going into 2020.”
Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$1,892	$1,755	$7,735	$7,252
GWP ex. 3rd party captives change (% year over year)	8%		7%
Net written premiums	$1,746	$1,659	$7,134	$6,822
NWP change (% year over year)	5%		5%
Net investment income	$336	$127	$1,273	$996
Core income	337	16	1,190	967

Loss ratio excluding catastrophes and development	60.9%	64.4%	61.0%	61.8%
Effect of catastrophe impacts	2.9	8.6	2.6	3.7
Effect of development-related items	(2.2)	(1.2)	(0.7)	(2.4)
Loss ratio	61.6%	71.8%	62.9%	63.1%

Expense ratio	33.7%	33.2%	33.5%	33.2%

Combined ratio	95.6%	105.4%	96.7%	96.7%
Combined ratio excluding catastrophes and development	94.9%	98.0%	94.8%	95.4%

•
The fourth quarter combined ratio excluding catastrophes and development improved 3.1 points as compared with the prior year quarter. The underlying loss ratio improved 3.5 points due to elevated property losses and professional liability in our London operation in the prior year quarter. This was partially offset by a 0.5 point increase in the expense ratio driven by year-end true-ups in acquisition expenses.

•	For the full year, the combined ratio excluding catastrophes and development improved 0.6 points as compared with the prior year. The underlying loss ratio improved 0.8 points.

•
The fourth quarter combined ratio improved 9.8 points as compared with the prior year quarter. Net catastrophe losses were $51 million, or 2.9 points of the loss ratio in the quarter compared with $146 million, or 8.6 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 2.2 points in the quarter compared with a 1.2 point improvement in the prior year quarter.

•
For the full year, the combined ratio was consistent with the prior year.  Net catastrophe losses were $179 million, or 2.6 points of the loss ratio for the full year compared with $252 million, or 3.7 points of the loss ratio, for the prior year.  Favorable net prior period development improved the loss ratio by 0.7 points in the current year compared with a 2.4 point improvement in the prior year.

•	Net written premiums grew 5% in both the fourth quarter and full year while U.S. P&C segments net written premiums grew 6% in the fourth quarter and for the full year.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$752	$705	$3,015	$2,834
GWP ex. 3rd party captives change (% year over year)	7%		6%
Net written premiums	$705	$682	$2,848	$2,744
NWP change (% year over year)	3%		4%
Core income	$188	$98	$671	$629

Loss ratio excluding catastrophes and development	60.7%	61.1%	60.3%	60.4%
Effect of catastrophe impacts	(0.2)	0.6	0.5	1.0
Effect of development-related items	(4.9)	(3.7)	(3.3)	(5.5)
Loss ratio	55.6%	58.0%	57.5%	55.9%

Expense ratio	32.4%	33.0%	32.5%	32.1%

Combined ratio	88.2%	91.2%	90.2%	88.2%
Combined ratio excluding catastrophes and development	93.3%	94.3%	93.0%	92.7%

•
The combined ratio excluding catastrophes and development improved 1.0 point for the fourth quarter of 2019 as compared with the prior year quarter. The expense ratio improved 0.6 points driven by the acquisition ratio. The underlying loss ratio improved 0.4 points.

•
The combined ratio improved 3.0 points for the fourth quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $(1) million, or (0.2) points of the loss ratio in the quarter compared with $4 million, or 0.6 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 4.9 points in the quarter compared with 3.7 points of improvement in the prior year quarter.

•	Net written premiums for Specialty grew 3% for the fourth quarter of 2019 driven by favorable rate.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Gross written premiums ex. 3rd party captives	$867	$784	$3,609	$3,267
GWP ex. 3rd party captives change (% year over year)	11%		10%
Net written premiums	$779	$721	$3,315	$3,060
NWP change (% year over year)	8%		8%
Core income (loss)	$133	$(46)	$489	$357

Loss ratio excluding catastrophes and development	61.4%	63.9%	61.7%	61.2%
Effect of catastrophe impacts	6.5	15.7	4.9	6.4
Effect of development-related items	(1.3)	0.7	0.7	(0.3)
Loss ratio	66.6%	80.3%	67.3%	67.3%

Expense ratio	33.6%	32.3%	32.9%	33.1%

Combined ratio	100.6%	113.3%	100.8%	101.1%
Combined ratio excluding catastrophes and development	95.4%	96.9%	95.2%	95.0%

•
The combined ratio excluding catastrophes and development improved 1.5 points for the fourth quarter of 2019 as compared with the prior year quarter. The underlying loss ratio improved 2.5 points driven by a lower level of large property losses. This was partially offset by a 1.3 point increase in the expense ratio driven by a higher acquisition ratio.

•
The combined ratio improved 12.7 points for the fourth quarter of 2019 as compared with the prior year quarter. Net catastrophe losses were $52 million, or 6.5 points of the loss ratio in the fourth quarter of 2019 compared with $120 million, or 15.7 points of the loss ratio, for the prior year quarter. Favorable net prior period development decreased the loss ratio by 1.3 points in the quarter compared with 0.7 points of unfavorable development increasing the loss ratio in the prior year quarter.

•	Net written premiums for Commercial grew 8% for the fourth quarter of 2019 driven by strong retention, higher new business and favorable rate.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Net written premiums	$262	$256	$971	$1,018
NWP change (% year over year)	2%		(5)%
Core income (loss)	$16	$(36)	$30	$(19)

Loss ratio excluding catastrophes and development	59.7%	74.9%	60.9%	66.9%
Effect of catastrophe impacts	—	8.2	1.1	3.3
Effect of development-related items	2.6	0.2	2.1	(0.4)
Loss ratio	62.3%	83.3%	64.1%	69.8%

Expense ratio	38.0%	36.2%	37.7%	36.7%

Combined ratio	100.3%	119.5%	101.8%	106.5%
Combined ratio excluding catastrophes and development	97.7%	111.1%	98.6%	103.6%

•
The combined ratio excluding catastrophes and development improved 13.4 points for the fourth quarter of 2019 as compared with the prior year quarter. The underlying loss ratio improved 15.2 points due to elevated property losses and professional liability in our London operation in the prior year quarter. This was partially offset by a 1.8 point increase in the expense ratio driven by lower net earned premiums.

•
The combined ratio improved 19.2 points for the fourth quarter of 2019 as compared with the prior year quarter. There were no net catastrophe losses recorded for the fourth quarter of 2019, compared with $22 million of net catastrophe losses, an 8.2 point impact on the loss ratio, for the prior year quarter. Unfavorable net prior year development increased the loss ratio by 2.6 points in the quarter compared with 0.2 points in the prior year quarter.

•
Excluding currency fluctuations, net written premiums for International increased 3% for the fourth quarter of 2019 as compared with the prior year quarter driven by growth in Canada and Europe partially offset by the premium reduction from Hardy's strategic exit from certain business classes announced in the fourth quarter of 2018.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Net investment income	$204	$203	$820	$801
Total operating revenues	334	337	1,340	1,333
Core (loss) income	(4)	7	(109)	43
Due to the recognition of the premium deficiency and resetting of actuarial assumptions in the third quarter of 2019, the operating results for our long term care business now reflect the variance between actual experience and the expected results contemplated in our best estimate reserves.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Net investment income	$5	$4	$25	$20
Interest expense	32	34	131	135
Core loss	(68)	(46)	(102)	(165)
Core loss increased $22 million for the fourth quarter of 2019 as compared with the prior year quarter. The application of retroactive reinsurance accounting to additional cessions to the A&EP Loss Portfolio Transfer in both periods resulted in after-tax non-economic charges of $48 million and $28 million in 2019 and 2018, respectively. The additional cessions in those periods were $125 million and $65 million, respectively.

Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2019	2018	2019	2018
Pretax net investment income	$545	$334	$2,118	$1,817
Net investment income, after tax	443	279	1,727	1,500
Net investment income, after tax, increased $164 million for the fourth quarter of 2019 as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 3.7%, or $69 million for the fourth quarter of 2019 compared with (5.7)%, or a loss of $138 million in the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 9:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, James M. Anderson, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is mostly ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of i) net investment gains or losses, ii) income or loss from discontinued operations, iii) any cumulative effects of changes in accounting guidance and iv) deferred tax asset and liability remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Net income (loss)	$273	$(84)	$1,000	$813
Less: Net investment gains (losses)	8	(61)	21	(38)
Less: Net deferred tax asset remeasurement	—	—	—	6
Core income (loss)	$265	$(23)	$979	$845
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2019	2018	2019	2018
Net income (loss) per diluted share	$1.00	$(0.31)	$3.67	$2.98
Less: Net investment gains (losses)	0.03	(0.23)	0.08	(0.14)
Less: Net deferred tax asset remeasurement	—	—	—	0.02
Core income (loss) per diluted share	$0.97	$(0.08)	$3.59	$3.10
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2019	December 31, 2018
Book value per share	$45.00	$41.32
Less: Per share impact of AOCI	0.19	(3.23)
Book value per share excluding AOCI	$44.81	$44.55

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2019	2018	2019	2018
Annualized net income (loss)	$1,090	$(336)	$1,000	$813
Average stockholders' equity including AOCI (a)	12,169	11,363	11,716	11,730
Return on equity	9.0%	(3.0)%	8.5%	6.9%

Annualized core income (loss)	$1,060	$(91)	$979	$845
Average stockholders' equity excluding AOCI (a)	12,073	12,180	12,129	12,152
Core return on equity	8.8%	(0.7)%	8.1%	7.0%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2019 CNA. All rights reserved.

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